Exhibit 19.1

LSB INDUSTRIES, INC.

INSIDER TRADING POLICY

Amended and Approved November 5, 2025

I.
INTRODUCTION

This Insider Trading Policy (this “Policy”) is intended to prevent violations of the federal securities laws and to protect LSB Industries, Inc.’s and its subsidiaries’ (collectively, the “Company”) reputation for integrity and ethical conduct.

“Insider trading” refers generally to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material non-public information about the security. Trading includes engaging in short sales, transactions in put or call options, hedging transactions, and other inherently speculative transactions. Insider trading violations may also include “tipping” such information, securities trading by the person “tipped,” and securities trading by those who misappropriate such information.

The scope of insider trading violations can be wide reaching. The U.S. Securities and Exchange Commission (the “SEC”) has brought insider trading cases against corporate officers, directors, and employees who traded the corporation’s securities after learning of significant, confidential corporate developments; friends, business associates, family members, and other “tippees” of such officers, directors, and employees who traded the securities after receiving such information; employees of law, banking, brokerage, and printing firms who were given such information in order to provide services to the corporation whose securities they traded; government employees who learned of such information because of their employment by the government; and other persons who misappropriated, and took advantage of, confidential information from their employers.

An “insider” can include officers, directors, major stockholders and employees of an entity whose securities are publicly traded. In general, an insider must not trade for personal gain in the securities of that entity if that person possesses material non-public information about the entity. In addition, an insider who is aware of material non-public information must not disclose such information to family, friends, business or social acquaintances, employees or independent contractors of the entity (unless such employees or independent contractors have a position within the entity giving them a clear right and need to know), and other third parties. An insider is responsible for assuring that his or her family members comply with insider trading laws. An insider may make trades in the market or discuss material information only after the material information has been made public.

II.
PENALTIES; SANCTIONS

General. Violation of the prohibition on insider trading can result in a prison sentence and civil and criminal fines for the individuals who commit the violation, and civil and criminal fines for the entities that commit the violation. The Company can be subject to a civil monetary penalty even if the directors, officers or employees who committed the violation concealed their activities from the Company.

Bounties. The SEC offers bounties to persons who provide information leading to a successful SEC enforcement action resulting in an order of monetary sanctions exceeding a certain threshold set by the SEC.

III.
POLICY STATEMENT

Illegal insider trading is against the policy of the Company. Such trading can cause significant harm to the reputation for integrity and ethical conduct of the Company. Individuals who fail to comply with the requirements of this Policy are subject to disciplinary action, at the sole discretion of the Company, including dismissal for cause. In addition, it is the policy of the Company to comply with all applicable securities laws when transacting in its own securities. This Policy applies to members board of directors, officers, employees and consultants of the Company, as well as such persons’ respective family members, including his or her immediate spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone who shares such person’s home, and other family members who do not live in their respective households but whose transactions in Company securities are directed by or subject to their influence or control. Personnel subject to this Policy are responsible for ensuring that their family members comply with the foregoing restrictions on trading.

IV.
WHAT IS MATERIAL NON-PUBLIC INFORMATION?

Non-public, or inside, information about the Company that is not known to the investing public may include, among other things, strategic plans; significant capital investment plans; negotiations concerning acquisitions or dispositions; major new contracts (or the loss of a major contract); other favorable or unfavorable business or financial developments, projections or prospects; a change in control or a significant change in management; significant litigation, settlements, or regulatory developments; price shares or discount policies; impending securities splits, securities repurchases, securities dividends or changes in dividends to be paid; a call of securities for redemption; and, most frequently, financial results. Material information is not limited to historical facts but may also include projections and forecasts.

All information about the Company is considered non-public information until it is disseminated in a manner calculated to reach the securities marketplace through recognized channels of distribution and public investors have had a reasonable period of time to react to the information. Generally, information which has not been available to the investing public for at least two (2) full business days is considered to be non-public. Recognized channels of distribution include annual reports, SEC filings, press releases, marketing materials, and publication of information in prominent financial publications, such as The Wall Street Journal.

Non-public information is material if it might reasonably be expected to affect the market value of the securities and/or influence investor decisions to buy, sell or hold securities. If a person feels the information is material, it probably is. Moreover, it should be remembered that plaintiffs who challenge and judges who rule on particular transactions have the benefit of hindsight.

In all cases, the responsibility for determining whether a person is in possession of material non-public information rests with that person, and any action on the part of the Company, the General Counsel or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. If a person is in doubt as to whether information is public or material, that person should wait until the information becomes public, or should refer questions to the Company’s General Counsel.

V.
HANDLING OF INFORMATION

The Company’s records must always be treated as confidential. Items such as interim and annual financial statements and similar information are proprietary (that is, information pertaining to and used exclusively by the Company), and proprietary information must not be disclosed or used for any purpose other than for Company business and only to such individuals whose jobs require them to have that information. All Company policies and procedures designed to preserve and protect confidential information must be strictly followed at all times.

No director, officer or employee of the Company shall at any time make any recommendation or express any opinion as to trading in the Company’s securities.

Information learned about other entities in a special relationship with the Company, such as acquisition negotiations, is confidential and must not be given to outside persons without proper authorization.

All confidential information in the possession of a director, officer or employee is to be returned to the Company at the termination of his or her relationship with the Company.

VI.
TRADING IN THE COMPANY AND OTHER SECURITIES

General Rule. Directors, officers, employees and consultants of the Company shall not effect any transaction in the Company’s securities or derivatives relating to Company securities, whether or not issued by the Company, if they possess material non-public information about the Company. This restriction generally does not apply to the exercise of stock options under the Company’s stock option or deferred compensation plans, but would apply to the sale of any shares acquired under such plans. The provisions set forth in this Paragraph VI and all other provisions of this Policy shall equally apply to the directors, officers and employees of any subsidiary of the Company. In addition, directors, officers, employees and consultants of the Company, while in possession of material non-public information about the Company, shall not communicate such material non-public information or give advice with respect to trading in Company securities (i.e., “tip”) to any other person or otherwise disclose such material non-public information.

Open Window. Generally, except as described in this Policy, all Company employees, directors, officers, and consultants may buy or sell the Company’s securities only during an “open window” that opens at the opening of the market on the next trading day following two full trading days following the public dissemination of the Company’s annual or quarterly financial results and closes at the close of market on the last trading day two weeks before the end of the next fiscal quarter (or such other period as the board of directors may define from time to time). Any period outside of an “open window” is called a “blackout period.” In addition, the Company shall have the right to impose special blackout periods during which such persons will be prohibited from trading any securities of the Company even though the trading window would otherwise be open. The fact that the open window has closed early or has not opened should be considered material non-public information. An employee, director, officer or consultant who believes that special circumstances require them to trade outside the open window should consult the General Counsel or his designee.

Exceptions to Open Window Period.

1.
Option Exercises and RSU Net Settlement. Employees, directors, and consultants may (i) exercise options for cash granted under the Company’s stock-option plans, and (ii) net settle restricted stock or restricted stock units (“RSUs”) and have the Company withhold shares of common stock to satisfy tax withholding obligations when restricted stock vests or RSUs settle. Any later sales of shares that were acquired on the exercise of options (including sales of stock acquired in a cashless exercise), vesting of restricted stock or settlement of vested RSUs must occur during an open window.
2.
10b5-1 Automatic Trading Programs. Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), employees, directors, officers and consultants may establish a trading plan under which a broker is instructed to buy and sell the Company’s securities based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established and operated in accordance with Rule 10b5-1, purchases and sales of the Company’s securities pursuant to that plan may be made at any time—even in a blackout period. An employee’s, director’s, officer’s or consultant’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 and the Company’s 10b5-1 Trading Plan Guidelines, attached hereto as Exhibit B, at a time when such person was not in possession of material non-public information about the Company and when the Company was not in a trading blackout period. Moreover, all Trading Plans must be reviewed by the Company before being established. That is because the Company wants to confirm that the Trading Plan complies with all pertinent Company policies and the securities laws. The Company must be notified before a Trading Plan is established, amended, or terminated.
3.
Transactions Not Involving a Purchase or Sale. Bona fide gifts of Company securities are generally exempt from this Policy, unless (i) the person making the gift has reason to believe that the recipient intends to sell the Company’s securities while the officer, employee or director is aware of material non-public information or subject to a blackout or (ii) the person making the gift is subject to the preclearance requirements set forth below.
4.
Transactions in Mutual Funds, Exchange-Traded Funds and other Index Funds. Transactions in mutual funds, exchange-traded funds (ETFs) or other index funds that are invested in the Company’s securities are not subject to this Policy.
5.
401(k) Plan. The trading restrictions of this Policy do not apply to investing 401(k) plan contributions in a Company stock fund in accordance with the terms of the Company’s 401(k) plan. However,

any changes in your investment election regarding Company securities are subject to trading restrictions under this Policy.
6.
Employee Stock Purchase Plan (the “ESPP”). This Policy does not apply to purchases of Company securities through periodic, automatic payroll contributions to the Company’s ESPP. However, during any blackout period, persons subject to this Policy may not (i) elect to enroll in the ESPP, (ii) make any changes in elections under the ESPP or (iii) sell any Company securities acquired under the ESPP.

Pre-Clearance and Advance Notice of Transactions. In addition to the requirements above, all persons subject to this Policy face a further restriction: Even during an open trading window, they may not engage in any transaction in the Company’s securities, including any purchase or sale in the open market, loan, or other transfer of beneficial ownership (including bona fide gifts) without first obtaining pre-clearance of the transaction from the Company’s General Counsel or his designee at least two business days before the proposed transaction. The General Counsel or his designee will then determine whether the transaction may proceed and, if so, will direct the legal department to assist such person in complying with any reporting requirements under Section 16(a) of the Exchange Act. Pre-cleared transactions not completed within five business days will require new pre-clearance. The Company may choose to shorten this period.

For persons subject to pre-clearance, advance notice of plans to exercise an outstanding stock option must be given to the General Counsel or his designee. Once any transaction takes place, the officer, director, or applicable member of management must immediately notify the General Counsel or his designee so that the Company may assist such person with any Section 16 reporting obligations.

Black-out Communications. In addition to the foregoing restrictions, the Company reserves the right to issue “black-out notices” to specified persons when material non-public information exists. Any person who receives such a notice shall treat the notice as confidential and shall not disclose its existence to anyone else.

Trading in Securities of Other Entities. In addition, no director, officer or employee of the Company shall effect any transaction in the securities, or derivatives relating to the securities, of another entity or tip any other person with respect to the securities, or derivatives relating to the securities, of another entity, the value of which is likely to be affected by actions of the Company that have not yet been publicly disclosed or information acquired by way of such person’s position or relationship with the Company that has not been publicly disclosed. This provision is in addition to the restrictions on trading in securities of other entities set forth in the Code of Ethics for CEO and Senior Financial Officers of LSB Industries, Inc. and Subsidiaries and the Statement of Policy Concerning Business Conduct of LSB Industries, Inc. and Subsidiaries.

Prohibition of Speculative or Short-term Trading; Hedges and Pledges. No employee, director, or consultant to the Company may engage in short sales, transactions in put or call options, hedging transactions (discussed below), margin accounts, pledges, or other inherently speculative transactions with respect to the Company’s stock.

Pledging. Without limiting the foregoing, no shares of Company common stock or preferred stock held by directors or officers of the Company may be pledged or otherwise used as security for a loan. This prohibition applies to shares owned directly (including joint ownership) and any other shares whose ownership is attributed for purposes of the “beneficial ownership table” included in the Company’s filings with the SEC. In general, a person is attributed with beneficial ownership if he or she has, or shares, voting power and/or investment power over the shares. The prohibition on pledging applies to, among other things, the holding of Company shares in a margin account or any other account that could cause such shares to be subject to a margin call or otherwise be available as collateral for a margin loan.

Hedging. All directors, officers and employees are prohibited from engaging in hedging transactions (i.e., transactions involving any strategy to offset or reduce the risk of price fluctuations in Company securities or to protect, in whole or in part, against declines in the value of such securities) involving shares of Company common stock or other Company securities, including debt securities. The prohibition on hedging applies to all transactions in derivative securities based on Company securities, including puts, calls, swaps and collar arrangements.

VII.
INVESTIGATIONS; SUPERVISION

If any person subject to this Policy has reason to believe that material non-public information of the Company has been disclosed to an outside party without authorization, that person should report this to the General Counsel or his designee immediately.

If any person subject to this Policy has reason to believe that an insider of the Company or someone outside of the Company has acted, or intends to act, on material non-public information, that person should report this to the General Counsel or his designee immediately.

If it is determined that an individual maliciously and knowingly reports false information to the Company with intent to do harm to another person or the Company, appropriate disciplinary action will be taken according to the severity of the charges, up to and including dismissal. All such disciplinary action will be taken at the sole discretion of the Company.

VIII.
LIABILITY OF THE COMPANY

The adoption, maintenance and enforcement of this Policy is not intended to result in the imposition of liability upon the Company for any insider trading violations where such liability would not exist in the absence of this Policy.

IX.
INDIVIDUAL RESPONSIBILITY OF EACH EMPLOYEE, OFFICER, DIRECTOR AND CONSULTANT TO COMPLY WITH POLICY

Each of the officers and directors of the Company and employees of and consultants and contractors to the Company has the individual responsibility to comply with this Policy against insider trading for themselves as well as their family members and members of their household, regardless of whether the Company has imposed a trading window on that insider or any other insiders of the Company. This Policy sets forth a minimum threshold for behavior in order to comply with federal securities laws surrounding insider trading. Persons subject to this Policy should exercise appropriate judgment and when circumstances dictate, exercise a higher standard of behavior than this Policy mandates, in connection with any trade in the Company’s securities.

An insider may, from time to time, have to forgo a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the material non-public information and even though the insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

X.
DURATION OF POLICY’S APPLICABILITY

This Policy continues to apply to your transactions in the Company’s stock or the stock of other public companies engaged in business transactions with the Company even after your employment or directorship with the Company has terminated. If you are in possession of material non-public information when your relationship with the Company concludes, you may not trade in the Company’s stock or the stock of such other company until the information has been publicly disseminated or is no longer material.

Questions. All questions regarding this Policy should be directed to the General Counsel.

CONFIRMATION

[To be signed by members of the Board of Directors and All Employees]

I HEREBY ACKNOWLEDGE THAT I HAVE RECEIVED, HAVE READ AND UNDERSTAND THE FOREGOING POLICIES OF THE COMPANY.

Date:
Signature
Print Name

Signature Page to

Insider Trading Policy Confirmation

EXHIBIT A

Submitted Pursuant to:

LSB INDUSTRIES, INC. INSIDER TRADING POLICY

PRE-CLEARANCE TRADING APPROVAL FORM

I, (name), seek pre-clearance to engage in the transaction described below:

Acquisition or Disposition (circle one)

Name:

Account Number:

Date of Request:

Amount or # of Shares:

Broker:

I hereby certify that, to the best of my knowledge, the transaction described herein is not prohibited by the Insider Trading Policy.

Signature: Print Name:

Approved or Disapproved (circle one)

Date of Approval:

Signature: Print Name:

General Counsel Approval:

If approval is granted, you are authorized to proceed with this transaction for immediate execution, but not during a blackout period.

Exhibit A

EXHIBIT B

GUIDELINES FOR 10b5-1 TRADING PLANS

Rule 10b-5, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), imposes significant liabilities on insiders who trade the securities of companies while in possession of material non-public information. However, Rule 10b5-1 provides an affirmative defense that applies to persons who can establish that a trade was made pursuant to a binding contract, written plan or instruction to another person that came into existence before the person became aware of the material non-public information and meets very specific conditions set forth in the rule. These so-called “10b5-1 plans” provide corporate insiders with increased trading flexibility.

To gain the protections of the affirmative defense available under Rule 10b5-1, an insider must, among other requirements, adopt the 10b5-1 plan while not aware of material non-public information, enter into such plan in good faith and not as a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act, and act in good faith with respect to such 10b5-1 plan.

Any document intended to qualify as a 10b5-1 plan must adhere to the requirements of Rule 10b5-1, including the restrictions set forth below, and such document (including any amendments or modifications thereof) must be reviewed and approved by the General Counsel or his designee in advance of adoption, amendment or modification.

▪
Cooling-Off Period. Each 10b5-1 plan must provide for a cooling-off period prior to the commencement of trading thereunder. If you are a director or officer (as defined in Section 16 of the Exchange Act), the cooling-off period must expire no earlier than the later of (i) ninety (90) days following adoption of the plan or (ii) two (2) full business days after the date of filing of the Company’s Form 10-K or Form 10-Q that includes financial results for the quarter during which the plan was adopted, subject to a maximum cooling-off period of one hundred twenty (120) days after adoption of the plan. If you are not a director or officer, the cooling-off period must be at least thirty (30) days after adoption of the plan. In addition, in the event of any modification or change to the amount, price or timing of a trade under a 10b5-1 plan, a new cooling-off period as described above will be required between such modification or change and the first possible transaction under such revised 10b5-1 plan or any new 10b5-1 plan.
▪
Modifications to 10b5-1 Plans. Any modification or change to the amount, price or timing of a trade under a 10b5-1 plan constitutes the adoption of a new plan with such modified terms, subject to compliance with all of the requirements of Rule 10b5-1 associated with establishing a 10b5-1 plan.
▪
No Multiple Overlapping Plans. No person entering into a 10b5-1 plan may have a separate 10b5-1 plan outstanding, except a person may (i) use multiple brokers to effect transactions that, when taken together, satisfy the requirements for a 10b5-1 plan, (ii) maintain another 10b5-1 plan so long as transactions under the later-commencing plan cannot begin until after all transactions under the earlier-commencing plan have been completed or expire without completion and the applicable cooling-off period is satisfied, treating any early termination of the earlier-commencing plan as the date of adoption of the later-commencing plan, or (iii) adopt a second plan that only allows sales that are necessary to satisfy tax withholding obligations that arise from the vesting of a compensatory award and such person does not exercise control over the timing of such sales.
▪
Limitation on Single Trade Plans. No person may adopt a 10b5-1 plan that contemplates only a single transaction if such person had adopted a plan contemplating only a single transaction within the prior twelve (12) months.
▪
Certification by Directors and Officers. Directors and officers (as defined in Section 16 of the Exchange Act) must include a representation in the 10b5-1 plan certifying that, on the date of adoption of the plan, such director or officer is not aware of material non-public information about the Company or its securities and such director or officer is adopting the 10b5-1 plan in good faith and not as part

Exhibit B

of a plan or scheme to evade the prohibitions of Exchange Act Section 10(b) and Exchange Act Rule 10b5-1.
▪
Information Provided by Directors and Officers. Each quarter the Company is required to publicly disclose when directors or officers adopt or terminate 10b5-1 plans and provide a description of the material terms of each plan, including the name of the director or officer, the date of adoption or termination, the duration and the aggregate number of securities to be purchased or sold (however, the price at which the person executing the plan is authorized to trade does not need to be publicly disclosed). Therefore, directors and officers (as defined in Section 16 of the Exchange Act) must provide the General Counsel or his designee with a final executed copy of, and any amendments to, (i) any 10b5-1 plan and (ii) any other adopted written arrangement for trading the Company’s securities, in each case within two business days of the adoption or amendment thereof. In addition, directors and officers (as defined in Section 16 of the Exchange Act) must notify the General Counsel or his designee of any termination of any 10b5-1 plan or such other written securities trading arrangement promptly upon termination.

In addition to the requirements of Rule 10b5-1 as set forth above or otherwise contained in such rule, and in order to avoid even the appearance of practices that might be viewed as abusive based on later developments, the following additional requirements apply to 10b5-1 plans under the Company’s Insider Trading Policy:

•
Trading windows. Persons should not enter into, modify or terminate a 10b5-1 plan outside of open trading windows.
•
Length of plans. 10b5-1 plans should have a maximum length of 12 to 24 months, and with a minimum length of 6 months.
•
Short-swing trading liability. 10b5-1 plans will not shield a Section 16 officer from short-swing trading liability under Section 16 of the Exchange Act. Accordingly, a 10b5-1 sales plan will not be approved for any Section 16 officer who has purchased shares of the Company’s common stock within 6 months of the proposed first transaction under a 10b5-1 plan, or for any such officer who has the intent to purchase the Company’s common stock within 6 months of the proposed last transaction under a 10b5-1 plan.
•
Relationships with Plan Broker; No Subsequent Influence. If the 10b5-1 trading plan allows a broker discretion regarding the details of trading (e.g., timing, share amounts), the participant cannot communicate any material non-public information about the Company, any of its affiliate or subsidiary companies or its securities to the broker, or attempt to influence how the broker exercises its discretion. In addition, any individual who executes the participant’s 10b5-1 trading plan must be a different individual from the person who executes trades for the participant in other securities.
•
No Hedging. Individuals subject to the Insider Trading Policy are prohibited from engaging in any hedging or similar transactions designed to decrease the risks associated with holding Company securities. Likewise, before adopting a 10b5-1 trading plan, the participant may not have entered into a transaction or position that has yet to settle with respect to the securities subject to the 10b5-1 plan. The participant must also agree not to enter into any such transaction while the 10b5-1 plan is in effect.
•
Compliance with Rule 144. Each 10b5-1 trading plan must provide for specific procedures to comply with Rule 144 under the Securities Act of 1933, as amended, including the filing of Forms 144. If you need additional information on Rule 144 and Form 144, please contact the General Counsel or his designee.
•
Broker Obligation to Provide Notice of Trades. Each 10b5-1 trading plan must provide that the broker will promptly notify the participant and the Company of any trades under the plan so that the participant can make timely filings under the Exchange Act.

Exhibit B

•
Participant Obligation to Make Exchange Act Filings. Each 10b5-1 plan must contain an explicit acknowledgement by the participant that all filings required by the Exchange Act, as a result of or in connection with trades under the plan, are the sole obligation of the participant and not the Company.
•
Required Footnote Disclosure. Participants must footnote trades disclosed on Forms 4 and Forms 144 to indicate that the trades were made pursuant to a 10b5-1 plan as well as identify, by check box, the use of Rule 10b5-1 as required by the applicable form.

Under the Company’s Insider Trading Policy, the General Counsel is required to be notified prior to any director, officer, employee or consultant entering into, modifying or terminating a 10b5-1 plan or selling shares outside of a 10b5-1 plan. In addition, the General Counsel must be notified prior to any other person who is subject to the Company’s Insider Trading Policy entering into, modifying or terminating a 10b5-1 plan.

Exhibit B